THE GUARDIAN VARIABLE CONTRACT FUNDS, INC.

GIAC FUNDS, INC.

THE GUARDIAN BOND FUND, INC.

THE GUARDIAN CASH FUND, INC.

Supplement dated May 17, 2006
To the Prospectuses dated May 1, 2006

Effective May 17, 2006, the information under the heading "Fund Management" with respect to each Fund's investment adviser(s) is supplemented as follows:

Guardian Investor Services LLC (GIS), the investment adviser for all of the Funds of The Guardian Variable Contract Funds, Inc., GIAC Funds, Inc., The Guardian Bond Fund, Inc. and The Guardian Cash Fund, Inc. (each, a "Company"), except for the international and emerging markets funds of GIAC Funds, Inc., has agreed to acquire a 65 percent interest in RS Investment Management Co. LLC (RS), a privately held investment management firm with approximately $11.8 billion in assets under management. The transaction is subject to a number of conditions and is expected to close in the second half of 2006. In connection with the transaction, GIS has proposed for consideration by the Board of Directors of each Company a reorganization of each of the Funds. Upon completion of each reorganization, RS would be the investment adviser for all of the Funds, while GIS would be either a sub-adviser and/or sub-administrator. Under the proposal, each of the Funds would be reorganized with a corresponding, newly created fund in the RS fund complex. For each of the Funds, other than The Guardian UBS VC Small Cap Value Fund, it is contemplated that the reorganization would not result in any changes in the Fund's portfolio manager(s). Each proposed reorganization, which includes the change to RS as investment adviser, is subject to approval by the Board of Directors of each Company, as well as shareholders of each Fund.

THE GUARDIAN VARIABLE CONTRACT FUNDS, INC.

Supplement dated May 1, 2006
to the Prospectus dated May 1, 2006

The information under the heading "Fund Management — Portfolio Manager" with respect to The Guardian UBS VC Large Cap Value Fund is replaced by the following:

Portfolio managers

The Fund is managed by an investment management team at UBS Global AM. John Leonard, Thomas M. Cole, Thomas Digenan and Scott Hazen are the members of the North American Equities investment management team primarily responsible for the day-to-day management of the Fund. Mr. Leonard as the head of the investment management team oversees the other members of the team, leads the portfolio construction process and reviews the overall composition of the Fund's portfolio to ensure compliance with its stated investment objectives and strategies. Mr. Cole as the director of research for the investment management team oversees the analyst team that provides the investment research on the large cap markets that in used in making the security selections for the Fund's portfolio. Mr. Digenan and Mr. Hazen as the primary strategists for the investment management team provide cross-industry assessments and risk management assessments for portfolio construction for the Fund.

John Leonard is the Head of North American Equities and Deputy Global Head of Equities at UBS Global AM. Mr. Leonard is also a Managing Director of UBS Global AM and has been an investment professional with UBS Global AM since 1991. Thomas M. Cole is Head of Research — North American Equities and a Managing Director of UBS Global AM. Mr. Cole has been an investment professional with UBS Global AM since 1995. Thomas Digenan has been a North American Equity Strategist at UBS Global AM since 2001 and is an Executive Director of UBS Global AM. Mr. Digenan was President of The UBS Funds from 1993 to 2001. Scott Hazen has been a North American Equity Strategist at UBS Global AM since 2004 and is an Executive Director of UBS Global AM. From 1992 to 2004, Mr. Hazen was a Client Service and Relationship Management professional with UBS Global AM.

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May 1, 2006

THE GUARDIAN VC 500 INDEX FUND

INVESTMENT OBJECTIVE

THE GUARDIAN VC 500 INDEX FUND seeks to track the investment performance of the Standard & Poor's 500 Composite Stock Price Index, which emphasizes securities issued by large U.S. companies.

Availability of the Fund

Shares of the Fund are offered to the public only through ownership of variable annuity contracts and variable life insurance policies issued by The Guardian Insurance & Annuity Company, Inc.

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved the Fund's shares, nor has the Commission determined that this prospectus is complete or accurate. It is a criminal offense to state otherwise.

Shares of the Fund are not deposits or obligations of, or guaranteed or endorsed by, any bank or depository institution, are not insured by the Federal Deposit Insurance Corporation, the National Credit Union Association, the Federal Reserve Board or any other agency, and involve investment risk, including possible loss of the principal amount invested.

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An index fund

The Fund operates as an index fund. Index funds are designed to track or mirror the performance of a benchmark index of securities. The securities selected for inclusion in the index are chosen by an independent third party, such as Standard & Poor's (S&P) according to their own specific criteria and analysis. While the securities within the index are unmanaged, their overall performance is used as a standard to measure investment performance. In order to replicate the performance of the index, the portfolio manager purchases and maintains all or a representative sampling of the securities included in the index. Unlike the Fund, however, the returns generated by the index do not reflect the fees and operating expenses that are normally imposed on a mutual fund.

The Fund's principal investment strategies

The Fund seeks to track the performance of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"). At least 95% of the value of the Fund's total assets is usually invested in the stocks of companies included in the S&P 500. Under normal circumstances, the Fund intends to be fully invested in these types of securities.

The Fund operates as an index fund. Index funds are designed to track or mirror the performance of a benchmark index of securities. The securities selected for inclusion in the index are chosen by an independent third party, such as Standard & Poor's (S&P) according to their own specific criteria and analysis. While the securities within the index are unmanaged, their overall performance is used as a standard to measure investment performance. In order to replicate the performance of the index, the portfolio manager purchases and maintains all or a representative sampling of the securities included in the index. Unlike the Fund, however, the returns generated by the index do not reflect the fees and operating expenses that are normally imposed on a mutual fund.

The S&P 500 is an unmanaged index of 500 common stocks selected by S&P as representative of a broad range of industries within the U.S. economy. It is comprised primarily of stocks issued by large capitalization companies. The index is often considered to be the performance benchmark for U.S. stock market performance in general. The Fund generally invests in all of the stocks in the S&P 500 in proportion to their weighting in the index. Since certain securities included in the S&P 500 are stocks of foreign issuers, the Fund may invest in securities that are issued and settled overseas as necessary to replicate the S&P 500.

The Fund's investment adviser, Guardian Investor Services LLC (GIS), may use special techniques, such as futures and options, as a substitute for the purchase or sale of securities or when there are large cash inflows.

Since the Fund is intended to track the performance of the S&P 500 index, its portfolio composition is not determined by its investment adviser, nor does the portfolio manager actively determine the stock selection or sector allocation. The securities selected for the portfolio are those securities that are included in the S&P 500, in approximately the same percentages as those securities are included in the index. The percentage weighting of a particular security in the S&P 500 is determined by that security's relative total market capitalization — which is the market price per share of the security multiplied by the number of shares outstanding. In order to track the S&P 500 as closely as possible, the Fund attempts to remain fully invested in stocks.

The principal risks of investing in the Fund

As with all mutual funds, the value of your investment could decline so you could lose money. Since the Fund's portfolio is invested primarily in equities, or shares of companies, the Fund is subject to the risks of

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THE GUARDIAN VC 500 INDEX FUND

investing in equity markets. Equity risks include the risk that share prices of the securities in its portfolio can be driven up or down gradually or sharply by general conditions in the stock markets or by the performance of an individual company or industry.

For information about the risks of foreign securities, see the section called Risks and special investment techniques.

Because the Fund uses options and futures, such as stock index futures, as part of its investment strategy, you will also face risks associated with those techniques. While the Fund will use these techniques in an effort to manage cash flow and to minimize deviations in performance, it is possible that the Fund will lose more value than it would have if options and futures were not used. For further information about the risks of options and futures, see the section called Risks and special investment techniques.

There is no assurance that the Fund will track the performance of the S&P 500 perfectly. The Fund's ability to track the index may be affected by Fund expenses, the amount of cash and cash equivalents held in the Fund portfolio and the frequency and timing of shareholder purchases and sales of Fund shares. The portfolio manager also continually compares the portfolio composition to composition of the S&P 500. In the event that an imbalance occurs, the Fund's portfolio is rebalanced so as to more closely replicate the index.

Unlike an actively managed fund, the portfolio manager does not use techniques or defensive strategies designed to lessen the effects of market volatility or to reduce the impact of periods of market decline. This means that based upon market and economic conditions, the Fund's performance could be higher or lower than other types of mutual funds that may actively shift their portfolio assets in order to take advantage of market opportunities or to lessen the impact of a market decline.

"S&P®", "S&P 500®", "Standard & Poor's 500", and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Guardian Investor Services LLC. The Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Fund. See the Statement of Additional Information for more information.

How the Fund has performed

The bar chart and table below provide some indication of the risks of investing in the Fund by showing its performance for each full calendar year since it was launched on August 25, 1999. The performance figures shown assume that all dividends and distributions are reinvested in the Fund. This performance information does not reflect fees or charges attributable to the variable products that offer the Fund as an investment option. If these fees and charges were reflected, returns

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Highest and lowest quarters

During the period shown in the bar chart, the highest and lowest returns, respectively, for a quarter were:

Best quarter

12.06% for the quarter ended 12/31/2003.

Worst quarter

–17.26% for the quarter ended 9/30/2002.

would be less than those shown. Past results do not necessarily indicate how the Fund will perform in the future.

Year-by-year returns

Total returns
(Year ended December 31)

Please refer to the prospectus for the variable annuity contract or variable life insurance policy that offers the Fund to learn about expenses that will affect your return.

Average annual total returns

This table provides some indication of the risks of investing in the Fund by showing the average annual total returns for the 1- and 5- year periods and since inception (August 25, 1999) through December 31, 2005. It compares the Fund's performance with the S&P 500 Index, an index of 500 large-cap U.S. stocks that is generally considered to be representative of U.S. stock market activity.

	1 year	5 years	Since inception
The Guardian VC 500 Index Fund	4.54%	0.26%	–0.25%
S&P 500 Index	4.91%	0.55%	–0.04%

Fees and expenses

The following tables describe the fees and expenses you may pay if you buy and hold shares of the Fund. Please refer to the prospectus for the variable annuity contract or variable life insurance policy that offers the Fund for information regarding fees and charges relating to the contract or policy.

Fees you pay directly

Maximum sales charge to buy shares, as a % of the offering price	Maximum deferred sales charge to sell shares, as a % of the original purchase price or sale proceeds, whichever is lower
None	None

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Annual fees and expenses deducted from the Fund's assets
(as a percentage of average net assets)

Management fees	Distribution (12b-1) fees	Other expenses	Total
0.25%	None	0.12%	0.37%

EXAMPLE

The example on the right allows you to compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example does not take into account the fees and expenses relating to the variable annuity contract or variable life insurance policy. Please refer to the prospectus for the variable annuity contract or variable life insurance policy that offers the Fund for information regarding fees and charges relating to the contract or policy.

The example assumes:

•  you invest $10,000 for the time periods shown and redeem all of your shares at the end of the period

•  your investment has a 5% return each year

•  the Fund's operating expenses do not change.

Using these assumptions the costs of investing in the Fund would be as shown in the table below. Your actual costs may be higher or lower than those reflected here.

The costs of investing in the Fund would be:

1 year	3 years	5 years	10 years
$38	$119	$208	$468

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RISKS AND SPECIAL INVESTMENT TECHNIQUES

WE'VE ALREADY BRIEFLY DESCRIBED the principal risks of investing in the Fund. In this section of the prospectus, we describe the risks in more detail, as well as some of the special investment techniques the Fund's investment adviser expects to use.

PRINCIPAL RISKS TO INVESTORS

Stock market risks

You could lose money in connection with the Fund's equity investments, or the Fund's performance could fall below that of other possible investments, if any of the following occurs:

•  the U.S. or a foreign stock market declines

•  stocks are temporarily out of favor relative to bonds or cash

•  an adverse event such as negative press reports about a company in the Fund's portfolio depresses the value of the company's stock

•  companies pay lower stock dividends than expected, or pay no dividends at all

Foreign market risks

Investing in foreign markets involves additional risks. Foreign securities may be affected by political, social and economic developments abroad. Financial markets in foreign countries may be less liquid or more volatile than U.S. markets. Less information may be available about foreign company operations, and foreign countries may impose taxes on income from sources in such countries, or may enact confiscatory taxation provisions targeted to certain investors. Government regulations and accounting standards may be less stringent as well. Brokerage commissions and custodial fees for foreign investments are often higher than those for investments in U.S. securities. Changes in exchange rates can adversely affect the value of foreign securities and their dividends or earnings, irrespective of the underlying performance.

Asset allocation risk

In order to meet the Fund's investment objectives, GIS must try to replicate the mix of securities included in the index. The index may not contain the appropriate mix of securities for any particular economic cycle. Also, the timing of movements from one type of security to another in seeking to replicate the index could have a negative effect on the Fund.

Portfolio turnover

Portfolio turnover refers to the rate at which the securities held by the Fund are replaced. The higher the rate, the higher the transactional and brokerage costs associated with the turnover which will reduce the Fund's return.

The Fund serves as an underlying fund in which The Guardian VC Asset Allocation Fund invests. Purchases and redemptions by The Guardian VC Asset Allocation Fund might affect the portfolio turnover rate for the Fund.

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SPECIAL INVESTMENT TECHNIQUES

American Depositary Receipts (ADRs), European Depositary Receipts (EDRs) and Global Depositary Receipts (GDRs)

The Fund may invest in securities of U.S. or foreign companies which are issued or settled overseas in the form of ADRs, EDRs, or other similar securities. An ADR is a U.S. dollar-denominated security issued by a U.S. bank or trust company which represents, and may be converted into, a foreign security. An EDR or GDR is similar, but is issued by a European bank. Depositary receipts are generally subject to the same risks as direct investment in foreign securities.

Borrowing

The Fund may borrow money for temporary emergency purposes or to facilitate redemptions and as part of its investment strategy. When the Fund borrows for any purpose, it will segregate assets to cover its repayment obligations. The Investment Company Act of 1940 (the "1940 Act") limits borrowings to 33 1/3% of a mutual fund's total assets.

Convertible securities

The Fund may invest in convertible securities, which are securities such as debt or preferred stock, that can be exchanged for a set number of another security (usually common shares) at a predetermined price.

Financial futures contracts

The Fund may enter into financial futures contracts, in which it agrees to buy or sell certain financial instruments on a specified future date for a pre-specified price. The risk of loss could be substantial since a futures contract requires only a small deposit to take a large position. A small change in a financial futures contract could have a substantial impact, favorable or unfavorable. Moreover, it is possible for the price of a futures contract to be less than perfectly correlated to its underlying financial instrument for periods of time prior to maturity.

Money market instruments

Money market instruments are short-term debt instruments, which are written promises to repay debt within a year. They include Treasury bills and certificates of deposit, and they are characterized by safety and liquidity, which means they are easily convertible into cash. Money market instruments may be used by the Fund for cash management or temporary defensive purposes.

Securities lending

The Fund may lend its portfolio securities to securities dealers, banks and other institutional investors to earn additional income. These transactions must be continuously secured by collateral, and the securities loaned must be marked-to-market daily. The Fund generally continues to receive

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all interest earned or dividends paid on the loaned securities, although lending fees may be paid to the borrower. The lending of portfolio securities is limited to 33 1/3% of the value of the Fund's total assets.

Options

The Fund may purchase or sell options to buy or sell securities, securities indices or financial futures contracts. The owner of an option has the right to buy or sell the underlying instrument at a set price, by a specified date in the future. The Fund may, but is not required to, use options to attempt to minimize the risk of the underlying investment or match its exposure relative to the targeted index. However, the Fund could lose money by using options — more money than it would have lost by investing directly in the security.

Repurchase agreements

In a repurchase agreement transaction, the Fund purchases a debt security and obtains a simultaneous commitment from the selling bank or securities dealer to repurchase that debt security at an agreed time and price, reflecting a market rate of interest. Repurchase agreements are fully collateralized by U.S. government securities, bank obligations and cash or cash equivalents and the collateral will be marked-to-market daily. Costs, delays or losses could result if the seller became bankrupt or was otherwise unable to complete the repurchase agreement. To minimize this risk, the investment adviser evaluates the creditworthiness of potential repurchase agreement counterparties. The Fund may use repurchase agreements for cash management or temporary defensive purposes.

Other

New financial products and risk management techniques continue to be developed. The Fund may use these instruments and techniques to the extent and when consistent with its investment objectives or regulatory and federal tax considerations.

Changes to certain policies

Under normal circumstances, the Fund will invest at least 95% of its total assets in investments suggested by its name, as described above, under "The Fund's principal investment strategies". The Fund will provide 60 days' written notice to shareholders of a change to this non-fundamental policy.

Disclosure of portfolio holdings

The Fund's policies and procedures with respect to disclosure of its portfolio securities are described in the Statement of Additional Information. A link to the Fund's portfolio holdings is accessible on the Fund's website at www.guardianinvestor.com.

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FUND MANAGEMENT

THE MANAGEMENT and affairs of the Fund are supervised by its Board of Directors.

The Fund's investment adviser

Guardian Investor Services LLC ("GIS") is the investment adviser for the Fund. GIS is a Delaware limited liability company, which is wholly owned by The Guardian Insurance & Annuity Company, Inc. ("GIAC"), a Delaware insurance company. GIAC is wholly owned by The Guardian Life Insurance Company of America ("Guardian Life"), a New York mutual insurance company. GIS is located at 7 Hanover Square, New York, New York 10004. GIS buys and sells securities, selects brokers to effect transactions, and negotiates brokerage fees. GIS is the investment adviser to several other mutual funds sponsored by Guardian Life, and it is the underwriter and distributor of the Fund's shares and of variable annuity and variable life insurance contracts issued by GIAC.

The Fund pays GIS a management fee for its services at an annual rate of 0.25% of average net assets.

A discussion regarding the basis for the Board of Directors' approval of the Fund's investment advisory agreement is available in the Fund's annual report to shareholders for the year ended December 31, 2005.

Portfolio managers

Jonathan C. Jankus, CFA, serves as co-portfolio manager of the Fund, and has been managing the Fund since its inception. He has been a Managing Director of Guardian Life since March 1998. Mr. Jankus joined Guardian Life in 1995.

Stewart M. Johnson serves as co-portfolio manager of the Fund. Mr. Johnson has been a Senior Director of Guardian Life since January 2002. He was Second Vice President, Investment Information Systems, from December 2000 to January 2002, and Assistant Vice President prior thereto.

The Statement of Additional Information provides additional information about each portfolio manager's compensation structure, any other accounts managed by the portfolio manager(s), and each portfolio manager's ownership of securities in the Fund(s) for which the portfolio manager has primary day-to-day responsibility.

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BUYING AND SELLING FUND SHARES

YOU CAN BUY THIS FUND only if you're a contractowner of a GIAC variable annuity contract or variable life insurance policy that offers the Fund as an investment option. GIAC buys and sells Fund shares based on premium allocation, transfer, withdrawal and surrender instructions made by GIAC contractowners.

The Fund will ordinarily make payment for redeemed shares within three business days after it receives an order from GIAC, and in any event, the Fund will make payment within seven days after it receives an order from GIAC. The redemption price will be the net asset value next determined after GIAC receives the contractowner's instructions or request in proper form. The Fund may refuse to redeem shares or postpone payment of proceeds during any period when:

•  trading on the New York Stock Exchange (NYSE) is restricted

•  the NYSE is closed for other than weekends and holidays

•  an emergency makes it not reasonably practicable for the Fund to dispose of assets or calculate its net asset value (NAV); or

•  as permitted by the Securities and Exchange Commission.

See the prospectus for your GIAC variable annuity contract or variable life insurance policy for more details about the allocation, transfer and withdrawal provisions of your annuity or policy.

EXCESSIVE SHORT-TERM TRADING

Risks of excessive short-term trading

Frequent short-term trading activity, such as market timing, or unusually large trades in shares of the Fund can potentially harm all contractowners by disrupting portfolio management, increasing the Fund's expenses, and diluting the Fund's net asset value. Excessive short-term trading in shares of the Fund can hurt the Fund's performance by forcing the Fund to hold excess cash, to liquidate portfolio securities prematurely, or to lose potential opportunities. Frequent trading activity also increases the Fund's portfolio transaction and brokerage costs.

Funds that invest in foreign securities are at risk of being affected by time zone arbitrage, a type of market timing. Because the hours of operation of foreign exchanges differ from those of U.S. exchanges, arbitrage opportunities are created during the time lapse between the close of a foreign exchange and the close of regular trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time), which is the time at which the Fund calculates its net asset value. Market timers that employ this strategy attempt to take advantage of anticipated price movements that occur during that time lapse. Time zone arbitrage can adversely affect the Fund's performance and increase trading costs, as well as dilute the interests of other contractowners.

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Fund policies and procedures

The Fund's Board of Directors has adopted policies and procedures with respect to frequent purchases and redemptions of Fund shares. The Fund discourages, and does not knowingly accommodate, excessive short-term trading. The Fund monitors activity in contractowner accounts on a daily basis to determine whether there may be excessive trading. The Fund monitors such activity based upon established parameters that are applied consistently to all contractowners. Such parameters may include, without limitation, the length of the holding period, the number of exchanges that occur within a specified period of time, the dollar amount of transactions, and/or any combination of the foregoing. We do not apply our policies and procedures to discourage frequent transfers to dollar cost averaging programs or any asset rebalancing programs.

If transfer activity violates our established parameters, we will apply restrictions that we reasonably believe will prevent any harm to other contractowners and persons with material rights under a contract. This may include applying the restrictions to any contracts that we believe are related (e.g., two contracts with the same owner or owned by spouses or by different partnerships or corporations that are under common control). The restriction that we currently apply is to limit the number of transfers to not more than once every 30 days. We may change this restriction at any time and without prior notice. We will not grant waivers or make exceptions to, or enter into special arrangements with, any contractowners who violate these parameters. If we impose any restrictions on your transfer activity, we will notify you in writing. Restrictions that we may impose, subject to certain contract provisions that are required and approved by state insurance departments, include, without limitation:

•  limiting the frequency of transfers to not more than once every 30 days;

•  imposing a fee of $25 per transfer, if you make more than twelve transfers within a contract year;

•  requiring you to make your transfer requests in writing through the U.S. Postal Service, or otherwise restricting electronic or telephone transaction privileges;

•  refusing to act on instructions of an agent acting under a power of attorney on your behalf;

•  refusing or otherwise restricting any transaction request that we believe alone, or with a group of transaction requests, may have a harmful effect; or

•  impose a holding period between transfers.

Except as stated above, we currently do not impose redemption fees on transfers or expressly limit the number or frequency of transfers. We

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consider the following factors in determining whether excessive trading may be occurring:

•  an unusually large number of shares of the Fund are sold within a short period of time after purchase;

•  two or more purchases and redemptions are made within a short period of time;

•  a contractowner's transaction history with the Fund suggests a timing pattern or strategy;

•  we reasonably believe that a contractowner has engaged in market timing practices in connection with other mutual funds that are not affiliated with the Fund.

While the Fund will use reasonable efforts to detect excessive trading activity, there can be no guarantee that those efforts will be successful in preventing all such activity or that market timers will not employ new strategies designed to evade detection. The Fund's ability to detect harmful trading activity may also be limited by operational and technological limitations. Many purchase, redemption and exchange orders are received from financial intermediaries that hold omnibus accounts with the Fund. An omnibus account is an account held in the name of an intermediary on behalf of its customers, who are the beneficial owners of the shares held in the account. It is usually not possible for the Fund to identify the underlying beneficial owners in an omnibus account; however, the Fund reserves the right to apply the restrictions identified above to omnibus accounts and will make every reasonable effort to apply those restrictions uniformly. Although the Fund intends to apply any restrictions uniformly to all contractowners that are detected as excessive traders, the Fund may not be able to successfully apply restrictions to omnibus accounts. If the possibility of excessive trading activity is noted in an omnibus account, the Fund will contact the intermediary to attempt to stop the potentially inappropriate trading, but the Fund's ability to prevent such trading is dependent upon the cooperation of the intermediary in observing and aiding in the implementation of the Fund's policies.

The Fund has also adopted fair valuation procedures, which may also be effective in seeking to prevent market timing, although the Fund cannot assure that all instances of market timing will be prevented by such procedures.

We may revise our policies and procedures in our sole discretion at any time, and without prior notice to contractowners, as we deem necessary or appropriate to better detect and deter harmful trading activity or to comply with state or federal regulatory requirements.

Share price

The share price of the Fund is calculated each day that the NYSE is open. The price is set at the close of regular trading on the NYSE or 4 p.m.

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Eastern time, whichever is earlier. The price is based on the Fund's current net asset value, or NAV.

NAV is the value of everything a Fund owns, minus everything it owes, divided by the number of shares investors hold.

Short-term securities that mature in 60 days or less are valued by using the amortized cost method, unless the Board determines that this does not represent fair value.

If market prices for Fund securities holdings are not readily available, or if the securities cannot be accurately valued by using the Fund's approved valuation procedures, assets are valued at "fair value" as determined in good faith by, or under the direction of, the Board. In addition, market prices for foreign securities usually are not determined at the same time of day as the NAVs for Funds that hold these securities. Securities that trade on foreign exchanges present time zone arbitrage opportunities when events affecting the value of a portfolio security occur after the close of the foreign market but before the close of the U.S. market. If "significant events" materially affecting the value of a Fund's securities, particularly foreign securities, occur after the close of trading on a foreign market but before the Fund prices its shares, the securities may be valued at fair value.

Because fair value pricing often involves consideration of subjective factors, when fair value pricing is used, the value of a portfolio security as determined by the Fund may be different from the price quoted or published for the same security. Estimates of fair values used by the Fund may differ from the values realized on the sale of those securities and the differences may be material to the NAV of the Fund. Fair valuation of the Fund's foreign portfolio securities can reduce time zone arbitrage opportunities, but there is no guarantee that the Fund's fair value pricing policies will prevent dilution of the Fund's NAV by short-term traders. As a means of evaluating its fair value process, the Fund compares the closing market prices and the adjusted prices of fair valued securities with the next day's opening prices for those securities in the same markets.

Dividends, distributions and taxes

Net investment income and net capital gains that are distributed to GIAC separate accounts by the Fund are reinvested by GIAC in additional shares of the Fund at NAV. The Fund typically distributes any net investment income twice each year and any net capital gains once each year. The Fund's Board of Directors can change this policy. Contractowners will be notified when these distributions are made.

The Fund intends to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, so long as such qualification is in the best interests of its shareholders. The Fund is also subject to certain diversification requirements applicable to mutual funds underlying variable insurance products. As a qualified regulated investment company, the Fund is

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generally not subject to federal income tax on the part of its investment income (including any net capital gains) which it distributes to shareholders. The Fund intends to distribute all such income and gains.

Investment income received from sources within foreign countries may be subject to foreign income taxes. Withholding tax rates in countries with which the U.S. does not have a tax treaty are often as high as 30% or more. The U.S. has entered into tax treaties with many foreign countries which entitle certain investors (such as the Fund) to a reduced rate of withholding tax (generally 10-15%) or to certain exemptions from such tax. The Fund will attempt to qualify for these reduced tax rates or tax exemptions whenever possible. While contractowners will bear the cost of any foreign tax withholding, they will not be able to claim a foreign tax credit or deduction for taxes paid by the Fund.

The prospectuses for GIAC's variable annuities and variable life insurance policies contain a summary description of the federal income tax treatment of distributions from such contracts. Anyone who is considering allocating, transferring or withdrawing money held under a GIAC variable contract to or from the Fund should consult a qualified tax adviser.

Other information about the Fund

The Fund does not currently foresee any disadvantages to contractowners arising from the fact that it offers shares to both variable annuity contract and variable life insurance policy separate accounts. The Board monitors events to ensure there are no material irreconcilable differences between or among contractowners. If such a conflict should arise, one or more separate accounts may withdraw their investment in the Fund. This could possibly force the Fund to sell portfolio securities at disadvantageous prices.

If circumstances make it necessary to create separate portfolios for variable annuity and variable life insurance separate accounts, GIAC will bear the expenses involved in setting up the new portfolios. However, the ongoing expenses contractowners ultimately pay would likely increase because of the loss of economies of scale provided by the current arrangement.

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FINANCIAL HIGHLIGHTS

THE FINANCIAL HIGHLIGHTS table is intended to help you understand the financial performance of the Fund over the past five years.

Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, along with the Fund's financial statements, is included in the annual report, which is available upon request.

	Year ended December 31,
	2005	2004	2003	2002	2001
Net Asset Value, Beginning of Year	$8.86	$8.14	$6.44	$8.47	$9.72
Income from investment operations
Net Investment Income	0.14	0.14	0.11	0.14	0.09
Net Realized and Unrealized Gain/(Loss) on Investments	0.26	0.72	1.70	(2.03)	(1.25)
Net Increase/(Decrease) from Investment Operations	0.40	0.86	1.81	(1.89)	(1.16)
Dividends and distributions to shareholders from
Net Investment Income	(0.14)	(0.14)	(0.11)	(0.14)	(0.09)
Net Realized Gain on Investments	—	—	—	—	(0.00	)(a)
Total Dividends and Distributions	(0.14)	(0.14)	(0.11)	(0.14)	(0.09)
Net Asset Value, End of Year	$9.12	$8.86	$8.14	$6.44	$8.47
Total Return*	4.54%	10.59%	28.25%	(22.42)%	(11.92)%
Ratios /Supplemental data
Net Assets, End of Year (000's omitted)	$219,529	$202,818	$170,825	$127,984	$366,544
Ratio of Expenses to Average Net Assets	0.28%	0.28%	0.28%	0.28%	0.28%
Ratio of Expenses, Excluding Waivers, to Average Net Assets	0.37%	0.36%	0.40%	0.34%	0.33%
Ratio of Net Investment Income to Average Net Assets	1.61%	1.75%	1.51%	1.29%	1.14%
Portfolio Turnover Rate	2%	1%	12%	17%	1%

*  Total returns do not reflect the effects of charges deducted pursuant to the terms of GIAC's variable contracts. Inclusion of such charges would reduce the total returns for all periods shown.

(a)  Rounds to less than $0.01.

THE GUARDIAN VC 500 INDEX FUND

PROSPECTUS

FOR MORE DETAILED INFORMATION

ADDITIONAL INFORMATION about the Fund is available in the annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during the last fiscal year. If more than one member of a household owns shares of the Fund, only one copy of each shareholder report and prospectus will be mailed to that address unless you instruct us otherwise.

The Fund's Statement of Additional Information contains additional information about the Fund. It has been filed with the SEC and is incorporated in this prospectus by reference. A free copy of the Fund's Statement of Additional Information and most recent annual report and semi-annual report may be obtained, and further inquiries can be made, by calling 1-800-221-3253 or by writing Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004. The SAI and shareholder reports are also available without charge on our Internet website at www.guardianinvestor.com and may also be requested by e-mail from that site.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC's Public Reference Room in Washington D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-5850. Reports and other information about the Fund are available on the SEC's Internet site at http://www.sec.gov and copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Branch of the SEC's Office of Consumer Affairs and Information Services, 100 F Street, N.E., Washington D.C. 20549-0102.

Custodian, Transfer Agent and Dividend Paying Agent

State Street Bank and Trust Company, Custody Division, 1776 Heritage Drive, North Quincy, Massachusetts 02171, is the Fund's custodian, transfer agent and dividend paying agent.

1940 Act File No. 811-3636

PROSPECTUS

THE GUARDIAN VC 500 INDEX FUND